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                                                                    EXHIBIT 11.1


                               ACCELGRAPHICS, INC.
    STATEMENT REGARDING COMPUTATION OF PRO FORMA NET INCOME (LOSS) PER SHARE
                  (amounts in thousands, except per share data)


                                                                     Three Months
                                                                    Ended March 31
                                                                    --------------

                                                                     1997      1996
                                                                     ----      ----

Weighted average common shares outstanding for period                1,226     1,071

Dilutive employee stock options and warrants                           335        --
                                                                   -------   -------
                                                                     1,561     1,071

Common Equivalent Shares pursuant to Staff Accounting
  Bulletin No. 83 (1)                                                5,137     5,137
                                                                   -------   -------


Shares used in per share calculations                                6,698     6,208
                                                                   =======   =======

Net income (loss)                                                  $   834   $  (560)
                                                                   =======   =======


Pro forma net income (loss) per share                              $  0.12   $ (0.09)
                                                                   =======   =======



(1) - Includes all Preferred Stock on an as-if converted basis and stock options and warrants granted after February 7, 1996 (using the treasury stock method).